                                                                   EXHIBIT 99.3

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
DECEMBER 31, 2002 AND 2001

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
CONTENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------



                                                                       PAGE(S)

REPORT OF INDEPENDENT AUDITORS.........................................   1
FINANCIAL STATEMENTS

Statements of Net Assets Available for Benefits........................   2

Statements of Changes in Net Assets Available for Benefits.............   3

Notes to Financial Statements.......................................... 4-9

SUPPLEMENTAL SCHEDULE*

Schedule H, Line 4i - Schedule of Assets (Held At End of Year)
  (Schedule I)...........................................................10




* Other schedules required by 29 CFR 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted since they are not applicable.

                         REPORT OF INDEPENDENT AUDITORS



To the Participants and the Employee
Benefits Committee of the
Noble Drilling Corporation 401(k) Savings Plan



In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Noble Drilling Corporation 401(k) Savings Plan (the "Plan") at December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held At End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



PricewaterhouseCoopers LLP

Houston, Texas
June 20, 2003

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

                                                     2002               2001

ASSETS
Investments, at fair value
   Noble Corporation ordinary shares           $   17,923,576     $  20,675,808
   Collective investment fund                       8,881,409         5,117,258
   Mutual funds                                    18,340,692        15,332,069
Contributions receivable
   Participants                                       420,831           422,475
   Employer                                           223,980           229,324
Dividends and interest receivable                      13,587             8,186
Participant loans                                   2,557,004         1,943,576
Loan interest receivable                               13,313            13,268
                                               --------------     -------------
                                                   48,374,392        43,741,964
LIABILITIES
Trust fees payable                                     22,232            15,706
                                               --------------     -------------
Net assets available for benefits              $   48,352,160     $  43,726,258
                                               ==============     =============


   The accompanying notes are an integral part of these financial statements.

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

                                                  2002               2001

ADDITIONS ATTRIBUTED TO
Interest and dividend income                 $      578,457     $     502,014
Net depreciation on investments                  (2,359,006)       (6,022,036)
Contributions
   Participants                                   6,165,717         5,725,917
   Employer                                       2,819,887         2,626,777
                                             --------------    --------------
           Total additions                        7,205,055         2,832,672
                                             --------------    --------------
DEDUCTIONS ATTRIBUTED TO
Withdrawals                                      (2,498,395)       (2,175,522)
Administrative and investment expenses             (212,192)         (206,832)
                                             --------------    --------------
           Total deductions                      (2,710,587)       (2,382,354)

Net increase in net assets available for
 benefits before rollovers from other plans       4,494,468           450,318
Rollovers from other plans                          131,434           267,036
                                             --------------    --------------
Net increase in net assets available for
  benefits                                        4,625,902           717,354
Net assets available for benefits,
  beginning of year                              43,726,258        43,008,904
                                             --------------    --------------
Net assets available for benefits,
  end of year                                $   48,352,160    $   43,726,258
                                             ==============    ==============


The accompanying notes are an integral part of these financial statements.

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------


1.       DESCRIPTION OF PLAN

         The following brief description of the provisions of the Noble Drilling Corporation 401(k) Savings Plan (the "Plan") is provided for general information purposes only. Participants should refer to the plan document for a more complete description of the Plan's provisions.

         CORPORATE RESTRUCTURING
         On April 30, 2002, Noble Drilling Corporation ("Noble Drilling") underwent a reorganization whereby all the outstanding shares of Noble Drilling were exchanged for shares of Noble Corporation (the "Company"), a Cayman Islands exempted company limited by shares. In such reorganization, Noble Drilling became an indirect wholly owned subsidiary of the Company. Noble Drilling continued as the sponsor of the Plan.

         GENERAL
         Noble Drilling established the Noble Drilling Corporation Thrift Plan (the "Thrift Plan") effective January 1, 1986. Prior to October 1, 1985, Noble Drilling was a wholly owned subsidiary of Noble Affiliates, Inc. ("NAI"). Effective as of that date, Noble Drilling was recapitalized, and its common stock was distributed to the stockholders of NAI in a tax-free spin-off. Noble Drilling's employees had participated in the NAI Thrift and Profit Sharing Plan (the "NAI Plan") prior to October 1, 1985, and continued to participate in the NAI Plan through December 31, 1985. Participants in the NAI Plan carried over certain service, eligibility and vesting benefits upon entering the Plan.

         The Plan is a defined contribution plan. All domestic and expatriate employees are eligible to enroll in the Plan upon beginning active service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is administered by Noble Drilling Corporation Employee Benefits Committee, whose members are appointed by the Company's Board of Directors.

         Charles Schwab Trust Company, Inc. is the Plan Trustee and Milliman USA is the Plan's recordkeeper. Under the terms of the Plan, the Trustee, on behalf of the Plan, acquires, holds and disposes of securities, including the ordinary shares of the Company owned by the Plan.

         CONTRIBUTIONS
         Participants may contribute on a pre-tax basis up to 19 percent (up to a limit of $11,000 and $10,500 for 2002 and 2001, respectively) of their basic compensation to the Plan, excluding contributions rolled over from other plans.

         The Plan provides for the following amounts of employer matching contributions based on the participant's years of vesting service:

                                      PERCENTAGE OF                  MATCHING CONTRIBUTION LIMITED
          PARTICIPANT'S          PARTICIPANT'S CONTRIBUTION                  TO THE FOLLOWING
        YEARS OF VESTING                MATCHED BY                     PERCENTAGE OF PARTICIPANT'S
           SERVICE                     THE COMPANY                       ELIGIBLE COMPENSATION

        Less than 15                     70%                                   6%
        15 or more                      100%                                   6%

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

         The Plan provides that matching contributions are made in the form of cash or the Company's ordinary shares. Pass-through voting rights for ordinary shares of the Company are credited to a participant's account, whether or not vested.

         VESTING
         A participant's contributions are 100 percent vested at all times. Participants' vesting in the Company's matching contributions made for periods prior to January 1, 2002, is as follows:

         YEARS OF VESTING SERVICE                             PERCENTAGE VESTED

         Less than 5 years                                           0%
         5 years or more                                           100%


         Participants' vesting in the Company's matching contribution made for periods after December 31, 2001, is as follows:

         YEARS OF VESTING SERVICE                             PERCENTAGE VESTED

         Less than 3 years                                           0%
         3 years or more                                           100%

         Also, a participant becomes fully vested in the Company's matching contributions, regardless of years of service, if employment is terminated due to normal retirement, total disability or death.

         In May 1996, in connection with the 1994 acquisition of Chiles Offshore Corporation by Noble Drilling, the net assets available for benefits of the Chiles Offshore Corporation 401(k) Plan ("Chiles") were merged into the Plan. Chiles participants became vested in the Company's contributions and the related earnings of such contributions after attainment of the years of vesting service specified below:

                                               VESTED AND NONFORFEITABLE
        YEARS OF VESTING                        PERCENTAGE OF EMPLOYER'S
            SERVICE                            CONTRIBUTION INTO THE PLAN

             1                                              20%
             2                                              40%
             3                                              60%
             4                                              80%
             5                                             100%

         In general, a participant will be deemed to have completed a "year of vesting service" for each calendar year during which the participant completes at least 1,000 hours of service.

         TERMINATION
         The Company reserves the right to amend or terminate the Plan, subject to the provisions of ERISA. Upon notice of termination or permanent suspension of contributions, the accounts of all participants affected thereby will become fully vested and, in the event of termination, distributed in accordance with the provisions of the Plan.

         LOANS
         A participant has the ability to borrow funds from his or her vested pre-tax, after-tax and rollover amounts. A loan is secured by the participant's account balance and bears interest at a fixed rate of prime plus 1 percent. Interest rates on loans outstanding at December 31, 2002, ranged from 5.25 percent to 10.5 percent. A participant may borrow a maximum amount equal to the lesser of (i) 50 percent of that participant's vested account balance under the Plan or (ii) $50,000, reduced

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

         by the excess, if any, of the highest outstanding loan balance outstanding in the previous year over the loan balance currently outstanding. The loans are repayable within five years unless used to acquire a principal residence, subject to the approval of the Employee Benefits Committee. Repayment of the principal and interest of a loan is invested according to the participant's current investment directions for future pre-tax contributions to the Plan. Upon leaving the Company, the Plan participant has 90 days to repay the outstanding loan balance via a lump sum payment. In the event the loan is not paid within that time period, the loan balance will be in default and become taxable to the participant.

         During 2002 and 2001, $1,450,446 and $1,060,810, respectively, in new loans were made to participants.

         WITHDRAWALS
         Withdrawals are permitted in the event of termination of employment, retirement, permanent disability, death or financial hardship, as defined in the Plan. In-service withdrawals may be made from a participant's after-tax contribution or rollover account. Additionally, vested participants may make in-service withdrawals from Noble Drilling's matching account.

         PARTICIPANT ACCOUNTS
         Separate accounts are maintained for each participant. Participant accounts are credited with pre-tax contributions, after-tax contributions, rollover contributions, the Company's matching contributions and an allocation of investment earnings and losses. Furthermore, participant accounts are adjusted for withdrawals and transfers among investment options, if any.

         Participants have an option as to the manner in which their contributions are invested. Separate funds are maintained and participants may direct their investments in one (1) percent increments. A brief description of the Plan's investment options follows. For a detailed description of investment options and risk profiles, refer to the respective fund's prospectus.

                       FUND                           INVESTMENTS

         Morley Institutional            Guaranteed investment contracts, bank
         Investors' Fund ("Morley")      investment contracts and money-market
                                         instruments.

         PIMCO Total Return              United States government securities,
         Institutional Shares ("PIMCO")  corporate bonds, mortgage related securities and money-market
                                         instruments.

         Alliance Growth & Income        Common stocks and convertible
         Class A Fund ("Alliance")       securities.

         Columbia Balanced Fund          Common stocks of medium-sized
         ("Columbia")                    established and growth companies.

         Vanguard Index 500 Fund         Common stocks of companies included in
         ("Vanguard")                    Standard & Poor's 500 index.

         Janus Fund ("Janus")            Common stocks of large established
                                         domestic companies.

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

                       FUND                           INVESTMENTS


         Turner Midcap Growth Fund          Common stocks of medium-sized growth
         ("Turner")                         companies.

         Brandywine Fund                    Common stocks of small to medium-
         ("Brandywine")                     sized companies that are expected to
                                            demonstrate growth in earnings and
                                            revenue.

         Franklin Small Cap Growth I        Common stocks of small-sized growth
         Class A Fund ("Franklin")          companies.

         Janus Overseas Fund                Common stocks and debt securities of
         ("Janus Overseas")                 companies and governments outside
                                            the United States.

         Fund ND                            Noble Corporation ordinary shares

         Unallocated forfeitures are maintained in the Fund ND and the Morley Fund. Unallocated forfeitures are segregated from all other participant records. Unallocated forfeitures of $350,566 and $219,562 at December 31, 2002 and 2001, respectively, may be used to reduce future Company matching contributions.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF ACCOUNTING
         The Plan's financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

         INVESTMENTS
         Investments traded on national securities exchanges are valued at closing prices on the last business day of the year; investments traded on the over-the-counter market are valued at an average of the last reported bid and ask prices. The cost of investments sold is determined on the basis of average cost. Shares in the collective investment fund are valued at the fair value of the fund's underlying net assets as determined by the quoted closing price for those securities for which market quotations are available or, with respect to other assets, fair value as determined in good faith by the fund manager. Investments in mutual funds are valued on the basis of net asset value as reported by the respective mutual fund companies.

         Purchases and sales of securities are reflected on a trade-date basis. Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

         The Plan presents in the Statements of Changes in Net Assets Available for Benefits the net depreciation in the fair value of its investments, which consists of the net realized gains or losses and the unrealized appreciation (depreciation) on those investments.

         EXPENSES
         Plan administration expenses are paid by the Plan, unless paid by the Company, at the Company's sole discretion. For the years ended December 31, 2002 and 2001, administrative expenses of $212,192 and $206,832, respectively, were paid by the Plan.

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

         WITHDRAWAL DISTRIBUTIONS
         Withdrawal distributions are recorded when paid.

         USE OF ESTIMATES
         The preparation of the Plan's financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period, and when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         CONCENTRATIONS OF CREDIT RISK
         Certain financial instruments potentially subject the Plan to concentrations of credit risk. These financial instruments consist of Noble Corporation ordinary shares and various mutual funds and collective instruments. The Plan does not obtain or require collateral for these instruments. Changes in the economic environment have a direct impact on the market value of these instruments. It is reasonably possible that changes in the economic environment will occur in the near term and that such changes will have a material effect on the market value of the instruments included in the Plan.

3.       TAX STATUS

         The Plan obtained its latest determination letter on February 27, 2003, in which the Internal Revenue Service ("IRS") stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (the "Code"). There have been no amendments since the Plan's latest determination from the IRS.

4.       RELATED PARTIES

         The Trustee is authorized to invest in securities under its control. Transactions resulting in Plan assets being transferred to, or used by, a related party are prohibited under ERISA unless a specific exemption exists. As of December 31, 2002 and 2001, and for the years then ended, there were no transactions with any party-in-interest as defined by ERISA for which there was not a specific exemption.

5.       INVESTMENTS

         The following presents investments that represent 5 percent or more of the Plan's net assets at December 31, 2002 and 2001:


                                                     2002               2001

Noble Corporation ordinary shares, 508,954
 and 608,869 shares, respectively              $  17,923,576      $  20,675,808
Morley Institutional Investors' Fund, 352,334
 and   210,262 shares, respectively                8,881,409          5,117,258
Vanguard Index 500 Fund, 59,162 and 50,274
 shares, respectively                              4,798,258          5,326,859
PIMCO Total Return Institutional shares,
 355,806 and 206,025 shares, respectively          3,855,073          2,149,368*
Columbia Balanced Fund, 168,717 and 122,034
 shares, respectively                              2,955,077          2,522,352
Brandywine Fund, 151,956 and 120,109 shares,
 respectively                                      2,773,692          2,805,139
Participant loans                                  2,557,004          1,943,576*

         * Did not represent 5 percent or more of the Plan's net assets.

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001
-------------------------------------------------------------------------------

         During 2002 and 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows for the years ended December 31, 2002 and 2001:

                                                 2002               2001

Noble Corporation ordinary shares          $      913,109    $   (4,049,836)
Mutual funds                                   (3,695,594)       (2,283,806)
Collective investment fund                        423,479           311,606
                                           --------------    --------------
                                           $   (2,359,006)   $   (6,022,036)
                                           ==============    ==============

         As of December 31, 2002 and 2001, the Plan held no nonparticipant directed investments.

NOBLE DRILLING CORPORATION 401(K) SAVINGS PLAN
SCHEDULE H, LINE 4I - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2002                                                    SCHEDULE I
-------------------------------------------------------------------------------

                                                 (C) DESCRIPTION
                                     -----------------------------------------

                                                                    NUMBER OF                          (E)
                   (B)                                            SHARES/UNITS        (D)            CURRENT
(A)         IDENTITY OF ISSUE          ASSET TYPE                 OF INTEREST        COST            VALUE
 *    Noble Corporation              Ordinary shares                  508,964    $ 14,429,875    $  17,923,576
      Morley Institutional
       Investors' Fund               Collective investment fund       352,334       8,190,768        8,881,409
      Vanguard Index 500 Fund        Mutual fund                       59,162       6,337,468        4,798,258
      Brandywine Fund                Mutual fund                      151,956       4,238,434        2,773,692
      PIMCO Total Return
       Institutional Shares          Mutual fund                      355,806       3,763,230        3,855,073
 *    Participant loans              Loans, interest rates
                                      ranging from 5.25% - 10.5%                    2,557,004        2,557,004
      Alliance Growth & Income
       Class A Fund                  Mutual fund                      384,834       1,269,327          999,375
      Columbia Balanced Fund         Mutual fund                      168,717       3,680,102        2,955,077
      Franklin Small Cap Growth I
       Class A Fund                  Mutual fund                       20,097         532,271          439,446
      Janus Fund                     Mutual fund                       49,980       1,295,906          890,290
      Janus Overseas Fund            Mutual fund                       61,728       1,409,982          942,606
      Turner Midcap Growth Fund      Mutual fund                       46,959         908,403          686,875
                                                                                -------------    -------------
             Total assets held for investment purposes                          $  48,612,770    $  47,702,681
                                                                                =============    =============


* Indicates party-in-interest transaction, for which a statutory exemption exists.